Marathon Petroleum Corporation Reports First-Quarter 2016 Results

•	Reported first-quarter earnings of $1 million

•	Results include pretax charges of $0.06 per diluted share related to the impairment of goodwill and the valuation of inventories at the lower of cost or market

•	Completed major turnaround activity and refinery light crude upgrade project

•	Delivered strong earnings and cash flow from Speedway and Midstream segments

•	Returned $244 million to shareholders

•	MPLX announced a $1 billion private placement of convertible preferred securities with third-party investors

FINDLAY, Ohio, April 28, 2016 – Marathon Petroleum Corporation (NYSE: MPC) today reported 2016 first-quarter earnings of $1 million, or less than one cent per diluted share, compared with $891 million, or $1.62 per diluted share, in the first quarter of 2015. First-quarter 2016 earnings include a charge of $0.04 per diluted share related to a goodwill impairment recorded by MPLX LP (NYSE: MPLX), MPC's consolidated subsidiary, and a charge of $0.02 per diluted share to value inventories at the lower of cost or market.

The year-over-year decline in first-quarter earnings was largely attributable to weak crack spreads in the first quarter of 2016 compared with unusually strong first-quarter crack spreads in 2015, as well as higher turnaround activity. “Despite weakness in refining margins in the first two months of the year, we saw crack spreads strengthen late in the quarter as gasoline inventories declined and refiners responded to market conditions,” said MPC Chairman, President and Chief Executive Officer Gary R. Heminger.

As part of its turnaround work, MPC commissioned a light crude upgrade project at the company's Robinson, Illinois, refinery to increase its light crude and overall processing capacity by 30,000 and 20,000 barrels per stream day, respectively. This will improve the refinery's flexibility to optimize its crude slate in a variety of market conditions. MPC also implemented additional process improvements and synergy projects at the company's Galveston Bay refinery in Texas City, Texas, in its ongoing efforts to enhance margins at the refinery. “As we completed this substantial turnaround activity ahead of schedule and under budget, our flexible and fully integrated system is well-positioned to take advantage of anticipated strong gasoline demand and a competitive sour crude oil market in the second quarter and throughout the summer driving and asphalt season," Heminger said.

MPC's Speedway retail business and Midstream segment each contributed $167 million of segment income in the first quarter, for a total of $334 million. "Our first-quarter results underscore the importance of our strategy to increase the more stable earnings and cash flow that come from our Speedway and Midstream segments, and we remain committed to growing these parts of the business,” Heminger said.

“Speedway continued its exceptional performance in the first quarter,” Heminger added. In addition to higher light-product sales volumes, Speedway's merchandise margin increased in the quarter, consistent with its goal to generate two-thirds of its margin from merchandise sales. “We are focusing on the significant marketing enhancement opportunities at our recently converted East Coast and Southeast retail locations to further optimize the value of these assets.”

On March 31, MPC completed the contribution of its inland marine business to its sponsored master limited partnership (MLP), MPLX, at a supportive valuation in exchange for MPLX equity. “MPC’s near-term support of MPLX in a challenging environment for MLPs is intended to contribute to the long-term value MPLX creates for MPC shareholders," said Heminger. "Our shareholders are expected to benefit through our limited partner and general partner distributions, drop-down proceeds, and the overall value of our equity interest in MPLX.

“We are pleased with MPLX's financial and operational results during the first full quarter following the MarkWest merger,” Heminger said. In addition to its strong distributable cash flow generated during the quarter, MPLX commenced operation of one processing plant and one de-ethanizer in the Marcellus Shale in early April, increasing the partnership's total processing capacity by 200 million cubic feet per day and ethane capacity by 10,000 barrels per day. For 2016, MPLX anticipates utilization of its processing facilities in the Marcellus and Utica to average approximately 80 percent as it expects its overall processed gas volumes in the region to increase by approximately 15 percent.

During the quarter, MPLX also facilitated the first delivery of unit trains of propane from its Hopedale, Ohio, fractionation complex, leading the evolution of efficient natural gas liquids marketing from the Marcellus and Utica shales. Over one third of the total U.S. gas rigs in service are in the rich- and dry-gas areas where MPLX operates, and over the last year MarkWest commissioned almost 1.5 billion cubic feet per day of processing capacity to support its customers’ growth plans.

In connection with the upgrade project at MPC's Robinson refinery, MPLX also completed an expansion of its Patoka-to-Robinson pipeline, adding 20,000 barrels per day of crude oil supply capacity to the plant.

MPLX announced yesterday its binding agreement for a $1 billion private placement of convertible preferred securities with third-party investors. “The partnership elected to take advantage of very strong investor interest in convertible preferred securities, to privately place $1 billion with a select group of investors,” Heminger said. “Originally contemplated as a transaction with MPC, this private placement provides an attractive funding source for the partnership while preserving MPC’s capital and financial flexibility. The combination of some opportunistic At-The-Market issuances in the first quarter and this private placement provides for the partnership’s anticipated funding needs for the remainder of 2016 and into 2017, enabling MPLX to continue its execution of attractive organic growth projects that will contribute to distributable cash flow and long-term value for the partnership.”

“MPC maintains its disciplined investment strategy across all segments of the business, balancing investments in value-enhancing projects with returning capital to shareholders over the long term,” Heminger said. “Meanwhile, we are committed to maintaining strong liquidity and an investment-grade credit profile through all cycles." During the quarter, MPC returned $244 million of capital to shareholders. In addition, as previously announced, the company reduced its 2016 capital expenditure plan by nearly 30 percent, to $3 billion, from an initial approved plan of $4.2 billion.

MPC is well-positioned to benefit as market conditions improve, said Heminger. "In addition to our financial strength, we have a sustained competitive advantage from our refining system, premier retail assets, and an enhanced logistics and storage network with the addition of the MarkWest assets to MPLX.”

Segment Results

Total income from operations was $75 million in the first quarter of 2016, compared with $1.47 billion in the first quarter of 2015.

	Three Months Ended March 31
(In millions)	2016	2015
Income from Operations by Segment
Refining & Marketing	$(62)	$1,292
Speedway	167	168
Midstream	167	90
Items not allocated to segments:
Corporate and other unallocated items	(67)	(79)
Pension settlement expenses	(1)	(1)
Impairments	(129)	—
Income from operations	$75	$1,470

In the first quarter, segment reporting was revised in connection with the contribution of MPC’s inland marine business to MPLX. The results of the inland marine business, as well as MPC’s retained investment in an ocean vessel joint venture, are now presented in the Midstream segment. Previously, these results were reported in the Refining & Marketing segment. Comparable prior period information has been recast to reflect this revised segment presentation.

Refining & Marketing

Refining & Marketing segment loss from operations was $62 million in the first quarter of 2016, compared with $1.29 billion of income in the first quarter of 2015. The decrease in the quarter’s results compared with first quarter 2015 was primarily due to a $6.16 per barrel decrease in gross margin, resulting from lower crack spreads, unfavorable crude oil and feedstock acquisition costs relative to benchmark Light Louisiana Sweet crude oil and higher direct operating costs related to increased turnaround activity. These decreases were partially offset by more favorable product price realizations and the favorable effects of changes in market structure compared to the spot market reference prices. The Chicago and Gulf Coast Light Louisiana Sweet 6-3-2-1 blended crack spread decreased from $9.69 per barrel in the first quarter of 2015 to $4.62 per barrel in the first quarter of 2016.

Speedway

Speedway segment income from operations was $167 million in the first quarter of 2016, compared with $168 million in the first quarter of 2015. The results are consistent with first quarter of 2015 as lower light product margins and higher operating expenses were offset by higher merchandise margins, an increase in gasoline and distillate sales volumes, and a $24 million gain from the sale of a retail location. Speedway's light product margin decreased to 16.82 cents per gallon in the first quarter of 2016, from 19.70 cents per gallon in the first quarter of 2015.

Midstream

Midstream segment income from operations, which includes MPLX as well as other related operations, was $167 million in the first quarter of 2016, compared with $90 million for the first quarter of 2015. The increase was primarily due to operating results from MarkWest following the merger, which was effective Dec. 4, 2015.

Items Not Allocated to Segments

Unallocated expenses of $197 million in the first quarter of 2016 were higher than the first quarter of 2015 as a result of a $129 million non-cash goodwill impairment charge recorded by MPLX, our consolidated subsidiary. The impairment charge resulted from the effects of the continuing low commodity price environment.

Corporate and other unallocated expenses of $67 million in the first quarter of 2016 were $12 million lower than the first quarter of 2015 largely due to a reduction in employee benefit expenses.

Strong Financial Position and Liquidity

On March 31, the company had $308 million in cash and cash equivalents, $2.5 billion available under a revolving credit agreement and $426 million available under its trade receivables securitization facility. Availability under the trade receivables facility is a function of eligible accounts receivable, which will be lower in a sustained lower refined product price environment. The company’s liquidity should provide it with sufficient flexibility to meet its day-to-day operational needs and continue its balanced approach to investing in the business and returning capital to shareholders.

On Feb. 26, 2016, MPC established a commercial paper program that allows it to have a maximum of $2 billion in commercial paper outstanding. During the quarter, the company pursued its first issuance of commercial paper under the program. As of March 31, 2016, the company had $188 million of commercial paper outstanding.

Conference Call

At 9 a.m. EDT today, MPC will hold a webcast and conference call to discuss the reported results and provide an update on company operations. Interested parties may listen to the conference call on MPC's website at http://www.marathonpetroleum.com by clicking on the "2016 First-Quarter Financial Results" link. Replays of the conference call will be available on the company's website through Wednesday, May 11. Investor-related materials will also be available online prior to the webcast and conference call at http://ir.marathonpetroleum.com.

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About Marathon Petroleum Corporation

MPC is the nation's fourth-largest refiner, with a crude oil refining capacity of approximately 1.8 million barrels per calendar day in its seven-refinery system. Marathon brand gasoline is sold through approximately 5,500 independently owned retail outlets across 19 states. In addition, Speedway LLC, an MPC subsidiary, owns and operates the nation's second-largest convenience store chain, with approximately 2,770 convenience stores in 22 states. MPC owns, leases or has ownership interests in approximately 8,400 miles of crude and light product pipelines and 5,000 miles of gas gathering and natural gas liquids (NGL) pipelines. MPC also has ownership interests in 53 gas processing plants, 13 NGL fractionation facilities and a condensate stabilization facility. Through subsidiaries, MPC owns the general partner of MPLX LP, a midstream master limited partnership. MPC's fully integrated system provides operational flexibility to move crude oil, NGLs, feedstocks and petroleum-related products efficiently through the company's distribution network and midstream service businesses in the Midwest, Northeast, East Coast, Southeast and Gulf Coast regions.

Investor Relations Contacts:
Lisa Wilson (419) 421-2071
Teresa Homan (419) 421-2965

Media Contacts:
Chuck Rice (419) 421-2521
Katie Merx (419) 672-5159

References to Earnings
References to earnings mean net income attributable to MPC from the statements of income. Unless otherwise indicated, references to earnings and earnings per share are MPC’s share after excluding amounts attributable to noncontrolling interests.

Forward-looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws regarding Marathon Petroleum Corporation ("MPC") and MPLX LP ("MPLX").These forward-looking statements relate to, among other things, expectations, estimates and projections concerning the business and operations of MPC and MPLX. You can identify forward-looking statements by words such as "anticipate," "believe," "design," "estimate," "expect," "forecast," "goal," "guidance," "imply," "intend," "objective," "opportunity," "outlook," "plan," "position," "pursue," "prospective," "predict," "project," "potential," "seek," "strategy," "target," "could," "may," "should," "would," "will" or other similar expressions that convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the companies' control and are difficult to predict. Factors that could cause MPC's actual results to differ materially from those implied in the forward-looking statements include: risks described below relating to MPLX and the MPLX/MarkWest Energy Partners, L.P. ("MarkWest") merger; changes to the expected construction costs and timing of pipeline projects; continued/further volatility in and/or degradation of market and industry conditions; the availability and pricing of crude oil and other feedstocks; slower growth in domestic and Canadian crude supply; the effects of the lifting of the U.S. crude oil export ban; completion of pipeline capacity to areas outside the U.S. Midwest; consumer demand for refined products; transportation logistics; the reliability of processing units and other equipment; MPC's ability to successfully implement growth opportunities; modifications to MPLX earnings and distribution growth objectives; federal and state environmental, economic, health and safety, energy and other policies and regulations, including the cost of compliance with the Renewable Fuel Standard; changes to MPC's capital budget; other risk factors inherent to MPC's industry; and the factors set forth under the heading "Risk Factors" in MPC's Annual Report on Form 10-K for the year ended Dec. 31, 2015, filed with Securities and Exchange Commission (SEC). Factors that could cause MPLX's actual results to differ materially from those implied in the forward-looking statements include: negative capital market conditions, including a persistence or increase of the current yield on common units, which is higher than historical yields, adversely affecting MPLX's ability to meet its distribution growth guidance; risk that the synergies from the acquisition of MarkWest by MPLX may not be fully realized or may take longer to realize than expected; disruption from the MPLX/MarkWest merger making it more difficult to maintain relationships with customers, employees or suppliers; risks relating to any unforeseen liabilities of MarkWest; the adequacy of MPLX's capital resources and liquidity, including, but not limited to, availability of sufficient cash flow to pay distributions, and the ability to successfully execute its business plans and growth strategy; the timing and extent of changes in commodity prices and demand for crude oil, refined products, feedstocks or other hydrocarbon-based products; continued/further volatility in and/or degradation of market and industry conditions; completion of midstream infrastructure by competitors; disruptions due to equipment interruption or failure, including electrical shortages and power grid failures; the suspension, reduction or termination of MPC's obligations under MPLX's commercial agreements; modifications to earnings and distribution growth objectives; the level of support from MPC, including drop-downs, alternative financing arrangements, taking equity units, and other methods of sponsor support, as a result of the capital allocation needs of the enterprise as a whole and its ability to provide support on commercially reasonable terms; federal and state environmental, economic, health and safety, energy and other policies and regulations; changes to MPLX's capital budget; other risk factors inherent to MPLX's industry; and the factors set forth under the heading "Risk Factors" in MPLX's Annual Report on Form 10-K for the year ended Dec. 31, 2015, filed with the SEC. In addition, the forward-looking statements included herein could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed here, in MPC's Form 10-K or in MPLX's Form 10-K could also have material adverse effects on forward-looking statements. Copies of MPC's Form 10-K are available on the SEC website, MPC's website at http://ir.marathonpetroleum.com or by contacting MPC's Investor Relations office. Copies of MPLX's Form 10-K are available on the SEC website, MPLX's website at http://ir.mplx.com or by contacting MPLX's Investor Relations office.

Consolidated Statements of Income (Unaudited)

	Three Months Ended March 31
(In millions, except per-share data)	2016	2015
Revenues and other income:
Sales and other operating revenues (including consumer excise taxes)	$12,755	$17,191
Income from equity method investments	22	15
Net gain on disposal of assets	25	5
Other income	28	29
Total revenues and other income	12,830	17,240
Costs and expenses:
Cost of revenues (excludes items below)	9,701	13,044
Purchases from related parties	107	76
Inventory market valuation charge	15	—
Consumer excise taxes	1,826	1,832
Impairment expense	129	—
Depreciation and amortization	490	363
Selling, general and administrative expenses	378	358
Other taxes	109	97
Total costs and expenses	12,755	15,770
Income from operations	75	1,470
Net interest and other financial income (costs)	(142)	(81)
Income (loss) before income taxes	(67)	1,389
Provision for income taxes	11	486
Net income (loss)	(78)	903
Less net income (loss) attributable to noncontrolling interests	(79)	12
Net income attributable to MPC	$1	$891

Per-share data(a)
Basic:
Net income attributable to MPC per share	$0.003	$1.63
Weighted average shares:(b)	529	545
Diluted:
Net income attributable to MPC per share	$0.003	$1.62
Weighted average shares:(b)	531	549
Dividends paid	$0.32	$0.25

(a)	All historical share and per share data are retroactively restated on a post-split basis to reflect the two-for-one stock split in June 2015.

(b)	The number of weighted average shares for the period ended Mar. 31, 2016, reflects the impact of our share repurchases.

Supplemental Statistics (Unaudited)

	Three Months Ended March 31
(In millions)	2016	2015
Income from Operations by segment
Refining & Marketing	$(62)	$1,292
Speedway	167	168
Midstream	167	90
Items not allocated to segments:
Corporate and other unallocated items	(67)	(79)
Pension settlement expenses	(1)	(1)
Impairments	(129)	—
Income from operations	75	1,470
Net interest and other financial income (costs)	(142)	(81)
Income (loss) before income taxes	(67)	1,389
Provision for income taxes	11	486
Net income (loss)	(78)	903
Less net income (loss) attributable to noncontrolling interests	(79)	12
Net income attributable to MPC	$1	$891

Capital Expenditures and Investments
Refining & Marketing	$243	$223
Speedway	50	45
Midstream	350	87
Corporate and Other(a)	41	29
Total	$684	$384

(a)	Includes capitalized interest of $17 million and $8 million, respectively.

Supplementary Statistics (Unaudited) (continued)

	Three Months Ended March 31
	2016	2015
MPC Consolidated Refined Product Sales Volumes (thousands of barrels per day (mbpd)(a)	2,158	2,246
Refining & Marketing (R&M) Operating Statistics
R&M refined product sales volume (mbpd)(b)	2,148	2,233
R&M gross margin (dollars per barrel)(c)(d)	$9.98	$16.14
Crude oil capacity utilization (percent)(e)	89	97
Refinery throughputs (mbpd):(f)
Crude oil refined	1,603	1,672
Other charge and blendstocks	171	180
Total	1,774	1,852
Sour crude oil throughput (percent)	61	56
WTI-priced crude oil throughput (percent)	18	20
Refined product yields (mbpd):(f)
Gasoline	899	911
Distillates	571	553
Propane	32	36
Feedstocks and special products	234	298
Heavy fuel oil	30	30
Asphalt	44	50
Total	1,810	1,878
Refinery direct operating costs ($/barrel):(g)
Planned turnaround and major maintenance	$2.43	$0.79
Depreciation and amortization	1.54	1.42
Other manufacturing(h)	4.14	4.26
Total	$8.11	$6.47
R&M Operating Statistics by Region - Gulf Coast
Refinery throughputs (mbpd):(i)
Crude oil refined	991	1,031
Other charge and blendstocks	217	179
Total	1,208	1,210
Sour crude oil throughput (percent)	75	70
WTI-priced crude oil throughput (percent)	3	5
Refined product yields (mbpd):(i)
Gasoline	533	523
Distillates	375	342
Propane	25	25
Feedstocks and special products	280	307
Heavy fuel oil	18	15
Asphalt	8	14
Total	1,239	1,226
Refinery direct operating costs ($/barrel):(g)
Planned turnaround and major maintenance	$2.62	$0.80
Depreciation and amortization	1.17	1.14
Other manufacturing(h)	3.74	3.99
Total	$7.53	$5.93

Supplementary Statistics (Unaudited) (continued)

	Three Months Ended March 31
	2016	2015
R&M Operating Statistics by Region - Midwest
Refinery throughputs (mbpd):(i)
Crude oil refined	612	641
Other charge and blendstocks	36	36
Total	648	677
Sour crude oil throughput (percent)	39	34
WTI-priced crude oil throughput (percent)	42	43
Refined product yields (mbpd):(i)
Gasoline	366	388
Distillates	196	211
Propane	9	13
Feedstocks and special products	34	23
Heavy fuel oil	12	16
Asphalt	36	36
Total	653	687
Refinery direct operating costs ($/barrel):(g)
Planned turnaround and major maintenance	$1.76	$0.73
Depreciation and amortization	2.03	1.85
Other manufacturing(h)	4.36	4.51
Total	$8.15	$7.09
Speedway Operating Statistics
Convenience stores at period-end	2,771	2,753
Gasoline and distillate sales (millions of gallons)	1,483	1,432
Gasoline and distillate gross margin (dollars per gallon)(j)	$0.1682	$0.1970
Merchandise sales (in millions)	$1,152	$1,111
Merchandise gross margin (in millions)	$330	$311
Merchandise gross margin percent	29.0%	28.0%
Same store gasoline sales volume (period over period)	1.0%	(1.2)%
Same store merchandise sales (period over period)(k)	3.1%	6.2%
Midstream Operating Statistics
Crude oil and refined product pipeline throughputs (mbpd)(l)	2,181	2,107
Gathering system throughput (million cubic feet per day)(m)	3,345
Natural gas processed (million cubic feet per day)(m)	5,636
C2 (ethane) + NGLs (natural gas liquids) fractionated (mbpd)(m)	312

(a)	Total average daily volumes of refined product sales to wholesale, branded and retail (Speedway segment) customers.

(b)	Includes intersegment sales.

(c)	Sales revenue less cost of refinery inputs and purchased products, divided by total refinery throughputs.

(d)	Excludes the lower of cost or market inventory valuation charge of $15 million for the first quarter of 2016.

(e)	Based on calendar day capacity, which is an annual average that includes downtime for planned maintenance and other normal operating activities.

(f)	Excludes inter-refinery volumes of 82 mbpd and 35 mbpd for the three months ended March 31, 2016, and March 31, 2015, respectively.

(g)	Per barrel of total refinery throughputs.

(h)	Includes utilities, labor, routine maintenance and other operating costs.

(i)	Includes inter-refinery transfer volumes.

(j)	The price paid by consumers less the cost of refined products, including transportation, consumer excise taxes and bankcard processing fees, divided by gasoline and distillate sales volumes.

(k)	Excludes cigarettes. Same store sales comparison includes only locations owned at least 13 months.

(l)	On owned common-carrier pipelines, excluding equity method investments.

(m)	Includes amounts related to unconsolidated equity method investments. Includes the MarkWest results beginning on the Dec. 4, 2015, merger date.

Segment Earnings Before Interest, Taxes, Depreciation & Amortization (Segment EBITDA) (Unaudited)

	Three Months Ended March 31
(In millions)	2016	2015
Segment EBITDA(a)
Refining & Marketing	$211	$1,553
Speedway	230	231
Midstream	307	116
Total Segment EBITDA(a)	748	1,900
Total segment depreciation & amortization	(476)	(350)
Items not allocated to segments(b)	(197)	(80)
Income from operations	75	1,470
Net interest and other financial income (costs)	(142)	(81)
Income (loss) before income taxes	(67)	1,389
Income tax provision	11	486
Net income (loss)	(78)	903
Less: Net income (loss) attributable to noncontrolling interests	(79)	12
Net income attributable to MPC	$1	$891

(a)
Segment EBITDA represents segment earnings before interest and financing costs, interest income, income taxes and depreciation and amortization expense. Segment EBITDA is used by some investors and analysts to analyze and compare companies on the basis of operating performance. Segment EBITDA should not be considered as an alternative to net income attributable to MPC, income before income taxes, cash flows from operating activities or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States. Segment EBITDA may not be comparable to similarly titled measures used by other entities.

(b)	Includes a goodwill impairment charge of $129 million recorded by MPLX for the three months ended March 31, 2016.

Select Financial Data (Unaudited)

(Dollars in millions)	March 31 2016	December 31 2015
Cash and cash equivalents	$308	$1,127
MPLX debt	4,716	5,256
Total consolidated debt	11,566	11,925
Equity	19,494	19,675
Debt-to-total-capital ratio (percent)	37	38
LTM Adjusted EBITDA(a)	5,584	6,708
Debt to LTM Adjusted EBITDA	2.1x	1.8x
Shares outstanding (millions)	530	531

Cash provided from operations (quarter ended)	$327	$808

(a)
See reconciliation below for Adjusted EBITDA to Net Income Attributable to MPC. Adjusted EBITDA represents earnings before interest and financing costs, interest income, income taxes, depreciation and amortization, impairment expense and inventory market valuation charges. Adjusted EBITDA is used by some investors and analysts to analyze and compare companies on the basis of operating performance. Adjusted EBITDA should not be considered as an alternative to net income attributable to MPC, income before income taxes, cash flows from operating activities or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States. Adjusted EBITDA may not be comparable to similarly titled measures used by other entities.

Adjusted EBITDA to Net Income Attributable to MPC (Unaudited)

	Twelve Months Ended
(In millions)	March 31 2016	December 31 2015
Net income attributable to MPC	$1,962	$2,852
Less: Net interest and other financial income (costs)	(379)	(318)
Add: Net income (loss) attributable to noncontrolling interests	(75)	16
Provision for income taxes	1,031	1,506
Depreciation and amortization	1,629	1,502
EBITDA	$4,926	$6,194
Add: Impairment expense(a)	273	144
Inventory market valuation charge	385	370
Adjusted EBITDA	$5,584	$6,708

(a)
Includes goodwill impairment charge of $129 million recorded in the first quarter of 2016 and a $144 million impairment charge related to the cancellation of the ROUX project in the third quarter of 2015, in the respective periods.